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                                                    Exhibit 77(D)
                                Morgan Stanley International Fund

     Effective  August 24, 2006, the Morgan Stanley International
Fund  may  purchase options on various indices in which the  Fund
may  invest.   The  Fund may use options to  increase,  limit  or
modify  exposure  to  various securities, indices,  countries  or regions.  In  addition,  the Fund may write  (sell)  put  options and/or covered call options in order to gain additional income.